Exhibit 14.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 31, 2020, on the January 31, 2020 financial statements and financial highlights of Hancock Horizon Diversified Income Fund, Hancock Horizon Diversified International Fund, Hancock Horizon International Small Cap Fund, Hancock Horizon Dynamic Asset Allocation Fund, Hancock Horizon Louisiana Tax-Free Income Fund, Hancock Horizon Mississippi Tax-Free Income Fund, and Hancock Horizon Quantitative Long/Short Fund (seven of the series constituting The Advisors’ Inner Circle Fund II (the “Fund”)) included in this Registration Statement (Form N-14).

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

June 9, 2021